Exhibit 99

Capstone Turbine Reports Second Quarter Fiscal 2018 Financial Results

Year-over-Year Quarterly Revenue Increases 32%

Quarterly Gross Margin Expands from 5% to 15% of Revenue Year-over-Year

Adjusted EBITDA Loss Improves 55% to $2.3 Million from $5.1 Million Last Year

Conference Call and Webcast to Be Held Today at 1:45 PM PT, 4:45 PM ET

CHATSWORTH, Calif., Nov. 02, 2017 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its second quarter of fiscal 2018 ended September 30, 2017.

The company reported total revenue of $19.8 million for the second quarter of fiscal 2018 and a net loss of $3.7 million, or $0.09 per share. This compares with total revenue of $15.0 million and a net loss of $5.9 million, or $0.19 per share, reported for the second quarter of fiscal 2017. Weighted average shares outstanding for the quarter ended September 30, 2017 were 42.9 million compared with 30.5 million in the year-ago quarter.

Operating expenses for the quarter decreased 8% to $5.9 million from $6.4 million in the year-ago quarter. Operating expenses were the lowest reported since the fourth quarter of fiscal 1999. The Adjusted EBITDA loss improved 55% to $2.3 million for the second quarter of fiscal 2018 from $5.1 million in the year-ago quarter.

“Our second quarter and six-month year-to-date results are in-line with our internal expectations and represent a significant improvement over last year. In fact, our second quarter operating expenses were the lowest in 18 years,” said Darren Jamison, President and Chief Executive Officer of Capstone.

“Significant progress has been made on our multi-point strategic profitability plan. We recently announced that we are expecting to see an expansion of our accessories, parts and service business over the next two quarters with increased revenue and improved margins, lowering our operating expense target to $5 million a quarter once our Chatsworth facility is subleased and expecting to see $2.5 million in bad debt recovery in the next two quarters,” said Mr. Jamison. “This represents significant successful execution against our strategic plan, and when combined with the recently confirmed shipment of the 5.2 MWs for a large pipeline project, the Capstone team believes we have an opportunity to accelerate our goal of reaching Adjusted EBITDA breakeven in the upcoming December and/or March quarters,” said Mr. Jamison. “This is not our final business destination as we are just getting rolling, but it would mark a very significant milestone for all Capstone employees and stakeholders,” added Mr. Jamison.

Business developments and milestones recently achieved

  Capstone received a letter from The NASDAQ Stock Market stating that the company had regained compliance with The NASDAQ Stock Market’s minimum bid price listing requirement, Listing Rule 5550(a) (2). The letter was the result of Capstone’s share price being at or above $1.00 per share for ten consecutive business days from October 12 to 25, 2017.

  Capstone signed a 2-megawatt (MW) Factory Protection Plan (FPP) multi-year contract with its Hawaiian Distributor Critchfield Pacific for a global resort hotel chain on the island of Maui. Total FPP long-term contract coverage for Capstone units operating in Hawaii is now 74% as a result of the latest FPP contract.

  Aerospace Industrial Development Corporation (AIDC), Capstone’s exclusive distributor for Taiwan, secured its first C1000 Signature Series order for a biogas project in Taiwan. The biogas-fueled microturbine will be installed at a large piggery.

  Capstone executed a new agreement that appoints a new exclusive oil and gas distributor in Russia. Under the terms of the agreement, the company will grant Turbine International and its affiliate, MTE Service, the sole distribution rights for Capstone’s products and services in the Russian oil and gas sector in exchange for $6.3 million in cash. Under the agreement, Turbine International will pay Capstone $2.5 million in three payments by February 1, 2018 and the payments will be recorded as bad debt recovery. The remaining payments totaling $3.8 million are scheduled to be paid over a three-year period beginning in August 2018.

  The Energy Innovation Center (EIC) in Pittsburgh, Pennsylvania selected Capstone clean and green microturbines to retrofit its building. The EIC worked with E-Finity Distributed Generation, Capstone’s exclusive distributor for the Mid-Atlantic and Southeastern United States, for the installation of two natural gas-fueled C65 integrated cooling, heat and power (ICHP) microturbines with Capstone’s integrated heat recovery modules (HRMs).

  Capstone successfully winded down its $5.2 million field retrofit program to upgrade non-Signature Series C1000 and C200 microturbines. The retrofit program was completed on schedule and within budget. This program has provided a significant improvement in demonstrated performance and reliability of the non-Signature Series C1000 and C200 microturbines, which now approaches the world-class performance and reliability of the Signature Series C1000, C200 and the C65 and C30 microturbines.

  Capstone announced a new plan to further lower total operating expense by an additional $500 thousand per quarter. As a result, the new management quarterly total operating expense target is set at $5 million. This includes the successful completion of its consolidation plan for its two manufacturing facilities into a single manufacturing facility allowing for an immediate increase in operational efficiency and reduced facility expense when the exited facility is subleased.

  Capstone’s energy financing joint venture, Capstone Energy Finance, executed a five-year agreement with a large greenhouse operation in Colorado. Multiple propane-fired C65 microturbines will be installed in stand-alone mode at a remote location to provide electricity for the Colorado greenhouse.

Financial Highlights of Fiscal 2018 Second Quarter:

  Total revenue increased 32% to $19.8 million over the prior year’s second quarter. Product revenue increased 49% to $12.2 million and accessories, parts and FPP revenue increased 12% to $7.6 million over last year’s second quarter.

  Gross margin increased to $3.0 million, or 15% of revenue from $0.7 million, or 5% of revenue, in the year-ago second quarter.

  Operating expenses decreased 8% for the quarter to $5.9 million compared with $6.4 million in the year-ago second quarter.

  Net loss improved 37% to $3.7 million compared with a net loss of $5.9 million in last year’s second quarter.

  Loss per share of $0.09 compared to last year’s second quarter loss of $0.19. Weighted average shares outstanding at the end of the second quarter of fiscal 2018 were 42.9 million compared with 30.5 million in the year-ago quarter.

  Adjusted EBITDA loss was $2.3 million, an improvement of 55%, compared to $5.1 million a year ago second quarter. Adjusted EBITDA loss per share of $0.05 compared to last year’s second quarter Adjusted EBITDA loss of $0.17.

  Cash, cash equivalents and restricted cash were $15.2 million as of September 30, 2017, compared to cash, cash equivalents and restricted cash of $19.7 million as of March 31, 2017 and $16.1 million as of September 30, 2016.

  Subsequent to the end of the quarter, the company entered into a warrant exercise agreement for net proceeds of approximately $1.7 million from the exercise of existing warrants which was not dilutive to existing stockholders of the company calculated on a fully diluted basis.

  Cash usage, excluding net proceeds from equity transactions, during the first six-months of fiscal 2018 was $5.2 million lower, representing a 38% reduction compared to the same period last year.

  Inventories as of September 30, 2017 were $17.3 million compared with $15.5 million as of March 31, 2017 and $19.2 million at the end of the year-ago second quarter.

  As of September 30, 2017, borrowings on the revolving credit facility were $9.6 million, compared to $11.5 million as of March 31, 2017 and $6.2 million as of September 30, 2016.

  The company booked product net orders of approximately $5.8 million during the second quarter, for a 0.5:1 book-to-bill ratio, compared with $16.9 million of product net orders received and booked during the prior quarter, which was a 1.3:1 book-to-bill ratio and with $8.9 million of product net orders received and booked during the year-ago second quarter, which was a 1.1:1 book-to-bill ratio.

“Although our book-to-bill ratio temporarily slowed compared to the previous two quarters as our product mix shifted to smaller 65-kilowatt units during the quarter, recent hurricane activity is driving additional near-term opportunities in Texas, Florida and Puerto Rico,” added Mr. Jamison. “We had previously quoted projects in these regions, however, as a result of the recent hurricanes the project operators are looking to potentially accelerate their project timelines,” added Mr. Jamison.

“We continue to manage the balance sheet and working capital while focusing on our war on costs and making progress towards our near-term goal of obtaining Adjusted EBITDA breakeven,” said Ms. Brooks. “Last week we added an additional $1.7 million in cash to our balance sheet with the exercise of warrants, which contributed to our objectives of maintaining a strong balance sheet and working to clean up our cap table,” added Ms. Brooks.

Adjusted EBITDA is defined as net income before interest, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, the change in warrant valuation and restructuring charges. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Conference Call and Webcast
The company will host a live webcast today, November 2, 2017, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the second quarter fiscal 2018 ended September 30, 2017. The company will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to the company's investor relations webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation
Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped over 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

This press release contains "forward-looking statements," as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone Microturbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts) (Unaudited)

	September 30,	March 31,
	2017	2017
Assets
Current Assets:
Cash and cash equivalents	$10,156	$14,191
Restricted cash	5,000	5,514
Accounts receivable, net of allowances of $6,773 at September 30, 2017 and $6,845 at March 31, 2017	13,248	17,003
Inventories	16,274	14,538
Prepaid expenses and other current assets	2,545	3,073
Total current assets	47,223	54,319
Property, plant and equipment, net	2,232	2,115
Non-current portion of inventories	994	961
Intangible assets, net	523	651
Other assets	331	225
Total assets	$51,303	$58,271
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$14,096	$14,719
Accrued salaries and wages	1,834	1,819
Accrued warranty reserve	2,562	3,766
Deferred revenue	4,999	5,050
Revolving credit facility	9,575	11,533
Current portion of notes payable and capital lease obligations	14	302
Total current liabilities	33,080	37,189
Long-term portion of notes payable and capital lease obligations	20	26
Other long-term liabilities	136	158
Total liabilities	33,236	37,373
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 44,959,744 shares issued and 44,813,869 shares outstanding at September 30, 2017; 38,920,174 shares issued and 38,803,630 shares outstanding at March 31, 2017	45	39
Additional paid-in capital	879,639	874,697
Accumulated deficit	(859,959)	(852,199)
Treasury stock, at cost; 145,875 shares at September 30, 2017 and 116,544 shares at March 31, 2017	(1,658)	(1,639)
Total stockholders’ equity	18,067	20,898
Total liabilities and stockholders' equity	$51,303	$58,271

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Product, accessories and parts	$16,005	$11,518	$31,496	$27,301
Service	3,769	3,480	7,518	6,762
Total revenue	19,774	14,998	39,014	34,063
Cost of goods sold:
Product, accessories and parts	13,549	11,341	27,586	24,978
Service	3,209	2,987	6,173	5,416
Total cost of goods sold	16,758	14,328	33,759	30,394
Gross margin	3,016	670	5,255	3,669
Operating expenses:
Research and development	1,139	1,350	2,288	2,972
Selling, general and administrative	4,796	5,036	9,757	10,782
Total operating expenses	5,935	6,386	12,045	13,754
Loss from operations	(2,919)	(5,716)	(6,790)	(10,085)
Other income (expense)	14	(27)	4	(43)
Interest income	—	7	9	12
Interest expense	(98)	(129)	(319)	(263)
Change in warrant valuation	(657)	—	(657)	—
Loss before income taxes	(3,660)	(5,865)	(7,753)	(10,379)
Provision for income taxes	7	—	7	3
Net loss	$(3,667)	$(5,865)	$(7,760)	$(10,382)

Net loss per common share—basic and diluted	$(0.09)	$(0.19)	$(0.18)	$(0.36)
Weighted average shares used to calculate basic and diluted net loss per common share	42,941	30,498	42,606	28,843

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE (In thousands)

	Three months ended		Six months ended
Reconciliation of Reported Net Loss to Adjusted EBITDA	September 30,		September 30,
	2017	2016	2017	2016
Net loss, as reported	$(3,667)	$(5,865)	$(7,760)	$(10,382)
Interest expense	98	129	319	263
Provision for income taxes	7	—	7	3
Depreciation and amortization	279	396	583	802
Stock-based compensation	154	241	307	479
Restructuring charges	219		219
Change in warrant valuation	657	—	657	—
Adjusted EBITDA	$(2,253)	$(5,099)	$(5,668)	$(8,835)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used Adjusted EBITDA, a non-GAAP measure. This non-GAAP measure is among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of this non-GAAP measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

Adjusted EBITDA is defined as net income before interest, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, the change in warrant valuation and restructuring charges. Restructuring charges includes one-time costs related to our cost reduction initiatives. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com